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                                                                   Exhibit 10.05

                                                              March 31, 1995

MEMO TO:          Deborah Kane

FROM:    David J. Field

RE:               Appointment as Entercom's Director of
                  Strategic Sales

                  This will confirm our arrangement regarding your appointment as Entercom's Director of Strategic Sales effective January 1, 1995. The terms of your appointment to this new position are as follows:

                  1. Your duties and responsibilities shall be as set forth in Exhibit A hereto.

                  2. Compensation. So long as you are performing the duties of Director of Strategic Selling you will be compensated as follows:

                           a. Salary. You will be paid a semi-monthly salary of $3,333.33 (annual rate of $80,000).

                           b. One Time Payment. You will receive a one time payment of $5,000 payable on February 23, 1995.

                           c.       Car Allowance. You will receive a
                                    semi-monthly car allowance of $208.33
                                    (annual rate of $5,000) to reimburse you for your expense involved in using your own vehicle in connection with your duties.

                           d. Corporate SBD Incentive. You will be paid 2% of Entercom SBD Revenue, as defined below
                                    (i) in excess of $250,000 in each fiscal quarter during the period 4/1/95 to 9/30/95 and (ii) in excess of $450,000 in each fiscal quarter commencing on or after 10/1/95.

                           e. KITS SBD Incentive. In addition, you will earn 1% of all SBD Revenue from KITS in San Francisco commencing 4/1/95.

                           f. Quarterly SBD Budget Incentive. You will be paid a quarterly bonus of $2,000 for each fiscal quarter year commencing on 4/1/95 in which Entercom's SBD Revenue equals or exceeds the SBD Revenue budget amount for that quarter. The SBD Revenue budget amount will be set for each quarter in any particular fiscal year (October 1 to
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                                    September 30) at the beginning of that
                                    fiscal year by David Field after consulting with you. If such bonus is not earned in a particular quarter but in a subsequent quarter in the same fiscal year the aggregate year to date SBD Revenue budget is met, then the $2,000 bonus for the missed quarter will be paid with the bonus for the current quarter (i.e. if the fiscal year SBD Revenue budget is met on a year-to-date basis then to the extent not paid for prior quarters in the fiscal year you will be paid the $2,000 per quarter for each quarter in the fiscal year, up to a maximum quarterly SBD budget incentive bonus of $8,000 per fiscal year.)

                           g. Quarterly Gross Revenue Budget Incentive. You will be paid a quarterly bonus of $2,000 for each fiscal quarter year commencing 1/1/95 in which Entercom's Consolidated Gross Revenue equals or exceeds the Consolidated Gross Revenue budget amount for that quarter. The Consolidated Gross Revenue budget amount will be set for each quarter in any particular fiscal year at the beginning of the fiscal year by David Field based on the approved Gross Revenue budgets for each of Entercom's stations. If such bonus is not earned in a particular quarter but in a subsequent quarter in the same fiscal year the aggregate year to date Gross Revenue budget is met, then the $2,000 bonus for the missed quarter will be paid with the bonus for the current quarter (i.e. if the fiscal year Gross Revenue budget is met on a year-to-date basis then to the extent not paid for prior quarters in the fiscal year you will be paid the $2,000 per quarter for each quarter in the fiscal year, up to a maximum quarterly Gross Revenue budget incentive bonus of $8, 000 per fiscal year.)

                           h. KITS LSM Override - You will continue to earn the override on adjusted gross revenue for local accounts on KITS set forth in your prior agreement through the end of the March, 1995 Standard Broadcast Month. Thereafter this override will terminate.

                           i. The incentives set forth in 2.d. through 2.g. above shall be paid on the 23rd of the 2nd month following the end of the quarter in question. Calculation of such incentives may be estimated using monthly or weekly billing reports but are subject to adjustment or refund in any subsequent payroll where the final quarterly financial statements are available.

                  3. You will be entitled to such vacation, leave and other benefits and shall be subject to such rules and regulations and disciplinary action as shall be in effect from time to time in accordance with Company policy. Company reserves the right to modify or terminate any such
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benefits, rules or regulations at any time upon notice to you. During any periods of unpaid leave in accordance with such benefits, no salary or incentive compensation shall be earned.

                  4. It is understood and agreed that your position is one of executive authority involving the exercise of discretion in matters involving the vital interests of the Company, including the existence and degree of profitability of the enterprise. It is therefore essential that the relationship at all times be one of complete confidence and mutual understanding with respect to policies and goals. Accordingly, it is expressly agreed that your employment shall be employment "at will" and shall be subject to termination at any time with or without cause and with or without notice at the option of either you or the Company. If at the time of any termination of this Agreement you are entitled to severance pay, payment in lieu of notice, or payment for unused vacation, such pay shall be based upon the amount of the salary set forth herein and shall not contain any amounts for incentive compensation.

                  5. You will be required to maintain and use your own vehicle to perform your duties hereunder. You agree to maintain automobile liability insurance for such vehicle with coverage of at least $300,000 per occurrence. Company's obligation with respect to your vehicle shall be limited to the "Car Allowance" set forth in 2.c. above and Company shall not be responsible for any costs or expenses associated with the use of such vehicle.

                  6. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment. This Agreement supersedes any prior understanding, representations or agreements whether oral or written concerning the subject matter hereof. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement, or the breach thereof, shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

                  I am excited about the prospects for our new Strategic Selling program and can't think of anybody in the world who I'd rather have leading the change.
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                  Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this memo.

                                                     Very truly yours,

                                                     /s/ David J. Field
                                                     David J. Field
                                                     Sr. Vice President

DJF: dbs

As agreed:

/s/ Deborah Kane
Deborah Kane

Date 4/20/95
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                                   EXHIBIT "A"


Your duties and responsibilities will include:

         a. Build a customer focused selling culture which materially enhances Entercom's selling effectiveness on a sustainable, day-to-day basis. To accomplish this, you will develop industry-leading selling capabilities within the organization on Strategic Business Development.

         b. Develop, oversee and administer a systematic program of training, reinforcement and consultation and develop and maintain the required systems and procedures, reporting, communications, troubleshooting, feedback, and rewards.

         c. Provide daily telephone contact with SM's, AE's, and Account Decision Makers for sales call plans, review strategy, solve problems, brainstorm, etc.

         d. Conduct monthly conference calls with the stations.

         e. Distribute sales leads.

         f. Coordinate the vendor and non-traditional sales training and marketing efforts at all Entercom's stations.

         g. Periodically provide ideas, information and materials to each of the Entercom stations to enhance and improve the Entercom stations' SBD, vendor and overall sales efforts.

         h. Be available for consultation, brainstorming and problem solving with personnel at each of the Entercom stations involved in vendor and non-traditional sales.

         i. Work to develop multi-station/market vendor and strategic sales opportunities for the Entercom stations.

         j. Become certified to instruct Entercom personnel various training programs such as Conceptual Selling, Strategic Selling, Negotiation Skills, Time Management, in addition to any other program that Entercom deems as necessary and beneficial to its people.

         k. Conduct on-site training sessions at all Entercom Radio stations and follow up each training program with station visits to ensure correct application of the programs. Visits will include training, problem-solving and strategy sessions with local staff and management plus Green Sheet reviews and sales calls with Station personnel. Minimum of two station visits per month.
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         l. Develop a complete sales training manual for all Entercom Radio
         Stations that incorporates the best points of all programs.

         m. Continue to investigate the very best sales and staff training programs available and to determine the most cost effective manner to implement the programs.

         n. As new sales people and managers enter our stations, train them on all available programs.

         o. Continue your role as National Vendor Director of Entercom by assisting Entercom's stations in the management of the Alternative Sales efforts through, in-station training, infield sales calls, reviewing proposals, uncovering and distributing sales leads, and monthly conference calls.

         p. Continue to assist the sales management at Entercom's radio stations in an effort to stimulate the sales staffs to get maximum effectiveness in the alternative arenas.

         q. Provide a report on a monthly basis to David Field concerning your activities and the status and success of the company's vendor and strategic sales efforts.

         r. You will no longer serve as the Local Sales Manager of KITS, San Francisco, but you will be responsible for the direct supervision of the station's Business Development Program at KITS.

         s. Continue to develop alternative and direct sales programs for Live 105/KITS.
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M E M O R A N D U M



DATE:             May 28,1996

TO:               Deborah Kane

FROM:             David J. Field

RE:               Compensation Agreement

CC:               JCD, GL


         Deborah, I have listed below an outline of terms for your new contract which will have an effective date of April 1, 1996. You will note that the contract generally reflects our prior discussions and meetings, but I have made some modifications and actually enhanced the structure in certain respects to better reflect your contributions to Entercom. While I will be out of the country until May 20, feel free to leave a message on my voice mail if you would like to discuss any aspect of the agreement. If the terms are acceptable to you, please confirm your agreement with Jack and Gene, so that they may document the arrangement and immediately change your compensation to reflect your new structure.

         This has been an exciting year of enormous progress for Entercom and you have played a vital role in our corporate evolution. You have done an outstanding job in refining the Essential Sales Management Skills program, working with each of the stations on programs, skills and systems, and helping to develop our sales and sales management personnel. Now, we must make ESMS an integral part of our stations' systems and methods so that we may reap the benefits of this outstanding program.

         We have some extraordinary challenges and opportunities ahead of us in the coming months and years as we continue to rapidly grow the Company, both in terms of our size and our operational capabilities. I have enormous confidence in your judgment, skills and effectiveness and know that you will play a critical role in our success.

                             SUMMARY CONTRACT TERMS

Salary:  $100,000

Benefits:  General Manager equivalent
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Company Car: You will forego your car allowance and be entitled to an automobile on similar terms and conditions as Entercom General Managers.

Bonus: You will no longer receive any bonus for SBD revenue or LIVE 105 sales revenues. Your bonus plan will be based entirely an the MBO plan.

MBO Plan: You will receive incentive compensation of $10,000 - $15,000 per quarter based upon the following MBO criteria. You will complete a worksheet to cover all of these criteria which you will complete and send to David Field after each quarter. On the Worksheet, you will evaluate your performance against each of the MBO goals and based on this self-evaluation you will propose an appropriate bonus level within the $10,000 to $15,000 range. Your evaluation should emphasize the quality of your performance and the magnitude of your contributions, more than just the satisfactory completion of each goal. An outstanding performance and the achievement of all goals should yield a $15,000 bonus. A merely good performance with the completion of most goals should justify a $10,000 bonus.

         David Field will review your self-evaluation and determine the level of your MBO bonus compensation. While your self-evaluation will be considered as part of your compensation review, it is not binding in any way on David Field.

         The following will be your MBO goals for the twelve months ending March 31, 1997. These goals will be subject to change.

MBO's

         Assist in developing and implementing strategic plans to reach or exceed market share goals for each station and market. These goals will be established by David Field in consultation with Deborah Kane and local management. Certain markets may be designated as key markets, due to opportunity or problems, and these markets will be accorded greater weight in evaluating performance against this MBO.

         Complete the initial implementation of ESMS's mandatory systems and station-directed core systems with station management at all existing stations by April 30, 1996 and at all new acquisitions within 60 days of operating takeover. Provide David Field with updated list of each station's core systems. Ensure that ESMS becomes an essential element of each station's process and procedures by reinforcement (training, follow-up visits and calls, etc.), compliance review, training new hires, etc. ESMS must be a passionate, core component of the Entercom culture and system.
If it is not, we will have failed.

         Provide David Field with succinct monthly report by the 15th of the following month. The reports should cover the following areas, albeit it not in every monthly report: a one paragraph review of each market with an emphasis on future development not past history; Deborah Kane's top three priorities; significant problems with planned solutions; major projects with timelines for
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completion; list of individuals deserving special recognition; plan of action for the following month(s); and a broad assessment of our progress.

         Implement AE training of all AE Skill Enhancement systems such as Conceptual Selling, Strategic Selling, CNA, Negotiation Skills and Written Presentation Model. Continue to provide on-going Sales Management training. Evaluate new training needs and programs, and consider enhancements to existing training systems and tools. In sum, passionately pursue a goal of continuous improvement as we strive to build our "Culture of Excellence".

         Interview and provide substantive input on all station Sales Management hires. Advise station sales management in recruiting key sales talent.

         Make a substantive contribution to planning and implementing the successful integration and development of new acquisitions, particularly multi-station "'clusters".

         Conduct. and accompany AE's on a minimum of five Key and/or Target accounts per market visit. Minimum of one visit to each market per quarter. Take an active role in the strategic planning for all Entercom Key and Target Accounts.

         Oversee the Entercom Sales Club

         Assist in structuring and implementation of new compensation structures for Account Executives.

         Conduct a competitive compensation study for GM, GSM and AE's with major competitors.

         Continue to maintain a special focus on LIVE 105 sales, based on your history in the market and at the station and your proximity.

         Become actively involved in reviewing station sales budgets for fiscal 1997. Performance against these budgets will be a key component of your future bonuses.

         Each quarter, do three unequivocally great things which make a difference in our collective success. Examples might include making a manifest difference in the development of an employee, successfully recruiting an outstanding talent, or implementing a company-wide policy or system that makes us a stronger operation. The only qualification is that these "great things" are unambiguous and that you are truly proud of them.

         Retake Strategic Selling


         OTHER: Your bonus for the period January-March, 1996 should be based on 2% of SBD revenues for January and February in excess of $300,000. You should already
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         have received 1% of all LIVE 105 SBD dollars. In addition, we will pay you a $6,500 bonus for your outstanding launch of ESMS during March.

         Please provide Gene Levin immediately with a copy of the January and February summary SBD revenues so that he may process your May 23, 1996 bonus without delay.
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                                   MEMORANDUM



MEMO TO:                   Deborah Kane

RE:                        Compensation Plan

FROM:                      David J. Field

DATE:                      May 9, 1997

         As we discussed, you will receive $14,000 for your 2nd fiscal quarterly bonus. I'm also very pleased to make the following changes in your compensation package retroactive to April 1, 1997.

*        Base salary of $135,000

* In addition to your existing MBO bonus, we will add a performance bonus based upon Entercom revenue performance vs. budget, vs. market growth and considering other relevant factors. Because of the extraordinary number of new properties, this performance bonus will not be tied to any objective formula for the remainder of Fiscal 1997, but will be determined by me after reviewing the company-wide revenue statistics. This bonus will be limited to $5,000 per quarter for excellent company-wide performance.

         Commencing October 1, 1997, your salary will remain at $135,000, but we will make the following changes to your incentive plan:

* Your MBO incentive will be reduced to a maximum of $35,000 per year ($8,750 per quarter) for excellent performance as described in my memo of May 28, 1996, which is attached.

* In lieu of the $5,000 per quarter performance bonus, you will be eligible for the following:

         - $5,000 per quarter if Entercom achieves its aggregate quarterly revenue budget.

         -        $2,500 for achievement of between 95% and 99.9% of that budget

         - 0.2% of all revenue in excess of the aggregate Entercom budget.

         - We will, of course, exclude from the calculation any new stations which we acquire until they are integrated into our budgeting system.

* We will add a market share bonus of $15,000 per year ($3,750 per quarter) for achievement of quarterly market revenue share goals to be determined and defined prior to the commencement of Fiscal 1998.
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         Deborah, we have made great progress towards our goal of building a
"culture of excellence". You have made a remarkable impact over the past year and I took forward to great accomplishment in the future.

cc:      Joseph M. Field
         John C. Donlevie
         Eugene D. Levin